Exhibit 99.1

GASTAR AND CHESAPEAKE ENERGY ANNOUNCE LETTER OF INTENT

Chesapeake Agrees to Acquire Certain East Texas Leasehold Interests
For Cash and the Purchase of Additional Gastar Common Shares

HOUSTON, TX and OKLAHOMA CITY, OK (April 30, 2007) - Gastar Exploration Ltd. (AMEX: GST; TSX: YGA) and Chesapeake Energy Corporation (NYSE: CHK) jointly announced today that they have executed a Letter of Intent (“LOI”) outlining the terms under which Chesapeake proposes to acquire all of Gastar’s right, title and interest in a portion of Gastar’s East Texas undeveloped leasehold for total consideration of approximately $92 million, including the purchase of 10 million newly issued Gastar common shares at a price of $2.00 per share.

Gastar currently has 195.3 million common shares outstanding. With the purchase of 10 million common shares in this transaction, Chesapeake will own a total of approximately 42.2 million Gastar common shares, or 20.5% of Gastar’s basic shares outstanding. Chesapeake will be granted registration rights for the shares issued pursuant to this transaction.

Gastar plans to use the proceeds from the sale of the leasehold interest to continue its drilling activities in East Texas, the development of its Australian coalbed methane properties and for general corporate purposes.

Chesapeake and Gastar expect to close the transaction within 12 days of the execution of the LOI. The proposed transaction is subject to existing rights of first refusal held by third parties through existing joint operating agreements.

J. Russell Porter, Gastar’s President and CEO stated, “This transaction allows Gastar to implement our planned drilling activities in East Texas and Australia for the balance of 2007 and into 2008 and continue to expose Gastar to the significant upside associated with drilling in the deep Bossier play. While the transaction does result in the sale of a portion of our East Texas assets and potential upside, we believe this asset sale is more favorable to our equity holders than the dilution that would result from an equity issuance to raise a similar amount of total proceeds. Gastar’s deep Bossier drilling activities will be focused on areas covered by our recently acquired 3-D seismic survey and near previous successful drilling activities.”

Also commenting on the announcement, Aubrey K. McClendon, Chesapeake’s Chairman and CEO, commented, “We are pleased to announce this second integrated transaction with Gastar. Through this transaction, we are acquiring a larger stock position in Gastar and will continue to benefit from Gastar’s ongoing activities in the deep Bossier play. We are also significantly enhancing our acreage position to the south and southwest of the Hilltop Prospect in Leon County, Texas. This new acreage block is located several miles northwest of our currently drilling 22,000 foot deep Bossier test, the Theiss #1. It also is located on trend with two recently completed wells drilled by Encana Corp. (NYSE:ECA) that are reportedly together producing more than 100 million cubic feet of natural gas (MMcf) per day from deep Bossier sands. The leading edge of the acquired acreage is located within 1.5 miles from the nearest Encana well. During the past few years, Chesapeake has amassed over 350,000 net acres in the deep Bossier play, and we will be increasing our drilling activity from one operated rig currently to six rigs by the end of 2007.

Onshore in the U.S. today, we believe the three best areas to explore for wells that are capable of producing 25-50 MMcf per day are in the deep Bossier play of East Texas, the deep Haley play of West Texas and the deep Anadarko Basin of western Oklahoma. Chesapeake has acquired over one million net acres in these three plays and we are the only company with a substantial presence in each area. We hope to report significant new discoveries from each area in 2007 and beyond.”

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining select higher risk, deep natural gas exploration prospects with low-risk coal bed methane (CBM) development. The Company owns and controls exploration and development acreage in the deep Bossier gas play of East Texas. Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming and upon the approximate 3.0 million acres controlled by Gastar and its joint development partners in Australia’s Gunnedah Basin (PEL 238) located in New South Wales and the Gippsland Basin located in Victoria.

Chesapeake Energy Corporation is the third largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and property acquisitions in the Mid-Continent, Barnett Shale, Permian Basin, Fayetteville Shale, South Texas, Texas Gulf Coast, Ark-La-Tex and Appalachian regions of the United States. The company’s Internet address is www.chkenergy.com.

Safe Harbor Statement and Disclaimer:

This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects”, “projects”, “plans”, and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in the natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks with respect to natural gas and oil prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels, and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company’s Annual Report on Form 10-K, as filed on March 31, 2006 with the SEC at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

Neither the American Stock Exchange nor the Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

Contact Information:
Gastar Exploration Ltd.
1331 Lamar, Suite 1080
Houston, TX 77010
(713) 739-1800
(713) 739-0458 FAX
Attention: J. Russell Porter
E-Mail:      rporter@gastar.com
Website:   www.gastar.com